FILED PURSUANT TO RULE 424(b)(3)
                                 REGISTRATION NO. 333-28925


PRICING SUPPLEMENT NO. 33
DATED FEBRUARY 18, 1998 TO
PROSPECTUS DATED JULY 2, 1997
AND PROSPECTUS SUPPLEMENT DATED AUGUST 5, 1997


           AMERICAN GENERAL FINANCE CORPORATION
                MEDIUM-TERM NOTES, SERIES E
                       (FIXED RATE)

        DUE NINE MONTHS OR MORE FROM DATE OF ISSUE


Principal Amount:   $15,000,000
Date of Issue:   February 23,  1998

Agent's Discount or Commission:   $23,250
Maturity Date:  December 23, 2002

Net Proceeds to Issuer:   $14,976,750
Interest Rate:   5.99%

Form:   [ X ] Book-Entry   Cusip No.:   02635PMM2
        [   ] Certificated

Agent:   Morgan Stanley & Co.
Capacity:   [ X ] Agent
         [   ] Principal

If as Agent:   The Notes are being offered at a fixed initial
public offering price of 100% of Principal Amount.

If as Principal:

[     ]   The Notes are being offered at varying prices
related to prevailing market prices at the time of resale.

[     ]   The Notes are being offered at a fixed initial
public offering price of                    % of Principal
Amount.


Medium-Term Notes, Series E ("Notes"), may be issued by the Company in the aggregate principal amount of up to $1,000,000,000. To date, including this offering, an aggregate of $406,992,000 of offers to purchase the Notes have been accepted.




THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT, THE PROSPECTUS OR THE PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.